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                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS EMPLOYMENT AGREEMENT between AptarGroup, Inc., a Delaware corporation (the "Company"), and Rick Henderson Schofield (the "Executive") is entered into on February 17, 2000, effective as of January 1, 2000. In consideration of the covenants contained herein, the parties agree as follows:

          1.  Employment.  The Company shall employ the Executive, and the
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Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein for the period beginning as of January 1, 2000 and ending on December 31, 2002, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of
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each January 1, commencing January 1, 2003, for one additional year unless either the Company or the Executive shall have terminated this automatic extension provision by written notice to the other party at least six months prior to the automatic extension date. The term of employment in effect from time to time hereunder is hereinafter called the "Employment Period."

          2.  Position and Duties.  During the Employment Period, the Executive
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shall serve as the executive in charge of the North American and South American operations of Emsar, Inc., a wholly-owned subsidiary of the Company ("Emsar"), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the direction of the Chief Executive Officer of Emsar (the "Emsar CEO"). The Executive shall have the title of President of Emsar and shall report to the Emsar CEO. During the Employment Period, the Executive shall devote his best efforts and his full business time to the business and affairs of Emsar.

          3.  Compensation.  (a)  The Company shall pay the Executive a salary
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during the Employment Period, in monthly installments, initially at the rate of
$302,500 per annum. The Emsar CEO may, in his sole discretion, increase (but not decrease) such salary from time to time. The Executive shall be eligible for an annual performance bonus for each year during the Employment Period, any such bonus to be awarded on the same basis as the bonuses awarded to other executives of the Company having the same level of responsibility.

          (b) The Company shall cause Emsar to reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Emsar's policies in effect from time to time.

          (c) During the Employment Period, the Executive shall be entitled to participate in the executive benefit programs of the Company on the same basis as other executives of the Company having the same level of responsibility, which programs consist of those benefits for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time.
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          (d)  In addition to participation in the executive benefit programs pursuant to Section 3(c) hereof, during the Employment Period the Executive shall be:

          (i) entitled to additional term life insurance coverage in the amount of $3,000,000 to be provided under the policy currently providing such coverage (the "Current Policy"), provided that if such additional coverage becomes unavailable under the Current Policy, the Executive shall not be entitled to such coverage unless such coverage is available at standard rates from the insurer providing term life insurance coverage under the Company's executive benefit programs or a comparable insurer acceptable to the Company (an "Alternative Insurer"), it being understood that the Company shall use reasonable efforts to keep the Current Policy in full force and effect and that if such coverage becomes unavailable under the Current Policy, the Company shall use reasonable efforts to obtain such coverage at standard rates from an Alternative Insurer;

          (ii) eligible for long-term disability coverage which, in the event of the Executive's disability, would provide monthly payments which, after subtracting the amount of the federal income taxes, if any, applicable thereto, are equal to $10,000 per month, provided that such coverage is available at standard rates from the insurer providing long-term disability coverage under the Company's executive benefit programs or a comparable insurer acceptable to the Company;

          (iii) entitled during each calendar year to four weeks of paid vacation in addition to holidays observed by Emsar;

          (iv) entitled to reimbursement for the dues, assessments and charges, other than charges for personal use, for membership in one country club selected by the Executive; and

          (v) entitled to reimbursement in an amount not to exceed $3,000 per calendar year for income tax preparation services.

          4.  Termination of Employment.  (a)  The Employment Period shall end
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upon the first to occur of:  (i) the expiration of the term of this Agreement pursuant to Section 1 hereof, (ii) retirement of the Executive at age 65 ("Retirement"), (iii) termination of the Executive's employment by the Company on account of the Executive's having become unable (as determined by the Emsar CEO in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months ("Termination for Disability"), (iv) termination of the Executive's employment by the Company for Cause ("Termination for Cause"), (v) the Executive's death,
(vi) termination of the Executive's employment by the Company without Cause ("Termination Without Cause") or (vii) termination of the Executive's employment by the Executive following written notice to the Company at least 90 days prior to the date of such termination either for Good Reason ("Termination for Good Reason") or for any reason other than Good Reason ("Termination Without Good Reason").

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          (b)  For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) gross negligence or willful misconduct with respect to Emsar or any of its subsidiaries or affiliates or (iv) breach of any provision of Section 5 or Section 6 hereof.

          (c) If the Employment Period ends for any reason set forth in Section 4(a) hereof, except as otherwise provided in this Section 4, the Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) any unpaid salary accrued through the date of such termination or, in the case of the Executive's death, through the date of payment of the death benefit described in Section 3(d)(i) hereof or the date which is three months following such death, whichever occurs earlier, (ii) any bonus payable, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year, such bonus to be prorated in accordance with Company policy, (iii) any unpaid expenses which shall have been incurred as of the date of such termination and (iv) to the extent provided in any benefit plan in which the Executive has participated, any plan benefits which by their terms extend beyond termination of the Executive's employment. Notwithstanding the foregoing, if the Employment Period ends on account of Termination for Cause or Termination Without Good Reason, the Executive shall not be entitled to any unpaid bonus accrued through the date of such termination.

          (d) If the Employment Period ends on account of the expiration of the term of this Agreement pursuant to Section 1 hereof, in addition to the amounts described in Section 4(c) hereof, the Company shall pay to the Executive amounts equal to the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the date which is one year following the expiration of the term of this Agreement or until the Executive's death, whichever occurs earlier, at the times such amounts would have been paid.

          (e) If the Employment Period ends on account of Termination Without Cause or Termination for Good Reason, in addition to the amounts described in
Section 4(c) hereof, (i) the Company shall pay to the Executive amounts equal to the amounts the Executive would have received as salary (based on the Executive's salary then in effect) had the Employment Period remained in effect until the date on which (without any extension thereof, or, if previously extended, without any further extension thereof) it was then scheduled to end or until the Executive's death, whichever occurs earlier, at the times such amounts would have been paid, and (ii) the Company shall provide the Executive with the benefits described in Sections 3(c) and 3(d) hereof, or substantially equivalent benefits, until (x) the end of the period during which payments of salary are being made to the Executive pursuant to clause (i) of this sentence, (y) substantially equivalent benefits are made available to the Executive by a subsequent employer or otherwise or (z) the Executive's death, whichever of the events described in subclauses (x), (y) and (z) of this clause (ii) occurs earliest; provided, however, that if the Company in its reasonable judgment
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determines that it is precluded from providing any such benefit to the
Executive, the Company shall, in lieu of providing such benefit to the Executive, pay to the Executive the cash amount which the Company reasonably determines is required to enable the Executive to obtain an equivalent benefit.

          (f) It is expressly understood that the Company's obligations to make payments and to provide benefits under this Section 4 shall cease in the event the Executive shall breach

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any provision of Section 5 or Section 6 hereof, without affecting any other remedy which the Company or Emsar may have in the event of such breach.

          (g) For purposes of this Agreement, "Good Reason" shall mean (i) any material diminution in the Executive's position with Emsar or (ii) any relocation of the Executive's office to a location more than 60 miles from Stamford, Connecticut.

          5.   Confidential Information.  The Executive acknowledges that the
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information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by Emsar or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of Emsar or any of its subsidiaries or affiliates or any predecessor thereof which the Company or Emsar has treated as confidential or proprietary ("Confidential Information") are the property of Emsar or such subsidiary or affiliate. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Emsar CEO unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act. The Executive shall deliver to Emsar at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of Emsar or any of its subsidiaries or affiliates which he may then possess or have under his control.

          6.   Noncompetition; Nonsolicitation.  (a)  The Executive acknowledges
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that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by Emsar or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other Confidential Information concerning Emsar and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

          (b)  The Executive agrees that during the Employment Period and during
(i) the period ending one year following the end of the Employment Period or
(ii) the period for which the Company makes payments to the Executive pursuant to Section 4 hereof, whichever of the periods described in clauses (i) and (ii) of this sentence ends later (the "Noncompetition Period"), he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business then actively being conducted by Emsar or any of its subsidiaries in any geographic area in which Emsar or any of its subsidiaries is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the end of the Employment Period the Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being

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conducted by Emsar or any of its subsidiaries at the time subsequent to the end of the Employment Period that the Executive first engages or assists in such activity.

          (c) The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of Emsar or of any of its subsidiaries or affiliates to terminate or abandon his employment, or any customer of Emsar or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) hereof applies, call on, service, solicit or otherwise do business with any then current or prospective customer of Emsar or any of its subsidiaries or affiliates.

          (d)  Nothing in this Section 6 shall prohibit the Executive from being
(i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

          (e) If, at the time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          7.   Enforcement. Because the services of the Executive are unique and
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the Executive has access to Confidential Information, the parties hereto agree that the Company would be damaged irreparably in the event any provision of
Section 5 or Section 6 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

          8.   Survival.  Sections 5, 6 and 7 hereof shall survive and continue
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in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          9.   Arbitration.  Except as provided in Section 7 hereof, any dispute
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or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.
However, either party may, without

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inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          10.  Notices.  Any notice provided for in this Agreement shall be in
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writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to the Executive, to 31 Overlook Drive, Greenwich, Connecticut 06830, and if to the Company, to AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014, attention: Stephen J. Hagge, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, or (b) to such other address as either party shall have furnished to the other in accordance with this Section 10.

          11.  Severability.  Whenever possible, each provision of this
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Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          12.  Entire Agreement.  This Agreement constitutes the entire
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agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts the Employment Agreement dated January 26, 1998 between Emson, Incorporated and the Executive, as amended (the "Prior Employment Agreement"), and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. The Prior Employment Agreement hereby is terminated and is of no further force or effect.

          13.  Certain Third-Party Claims.  The Company, at its expense, shall
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defend the Executive against any legal action commenced against the Executive by a previous employer of the Executive which alleges that the Executive breached any noncompetition covenant by being employed pursuant to this Agreement or the Prior Employment Agreement. If any such legal action is commenced against the Executive and if the plaintiff in such action is successful on the merits and is awarded damages or expenses by a court, or the Company , in its sole discretion, agrees to the settlement of such action, the Company shall, subject to the following provisions of this Section 13, hold the Executive harmless from any loss or expense arising out of such award or settlement. Any payment made by the Company in satisfaction of such award or settlement is hereinafter called the "Payment." The Company shall be entitled to offset against any and all amounts payable to the Executive as bonus pursuant to Section 3(a) hereof following the commencement of such legal action an amount equal to 50% of the Payment; provided, however,

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that the offset against any single bonus amount shall not exceed 50% of such bonus amount. The Company's right to make such offsets shall continue until the aggregate amount of all such offsets shall equal 50% of the Payment. The Company's right of offset pursuant to this Section 13 is limited solely to bonus amounts payable to the Executive following the commencement of any such legal action and is not applicable to any other bonus amount or any other compensation payable to the Executive by the Company. The Company agrees that the commencement or outcome of any such legal action shall not constitute Cause within the meaning of Section 4(b) hereof.

          14.  Successors and Assigns.  This Agreement shall inure to the
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benefit of and be enforceable by the Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

          15.  Governing Law.  This Agreement shall be governed by the internal
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laws (as opposed to the conflicts of law provisions) of the State of Delaware.

          16.  Amendment and Waiver.  The provisions of this Agreement may be
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amended or waived only with the prior written consent of the Company and the
Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                               APTARGROUP, INC.

                               By: /s/ Steve Hagge
                                   ---------------

                               Its: Executive V.P.
                                    --------------

                               EXECUTIVE

                               /s/ Rick Henderson Schofield
                               ----------------------------
                               Rick Henderson Schofield

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